EXHIBIT 99.1

Atrion Reports 2017 Results for  Fourth Quarter and Full Year

ALLEN, Texas, Feb. 27, 2018 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ:ATRI) announced today that for the fourth quarter of 2017 revenues were $34.0 million compared to $33.3 million in the same period of 2016, net income was $8.6 million compared to $5.6 million, and diluted earnings per share were $4.66 compared to $3.00 in the prior-year period. For the full year 2017 compared to 2016, Atrion increased revenues to $146.6 million from $143.5 million, net income to $36.6 million from $27.6 million, and diluted earnings per share to $19.71 from $14.85.

David Battat, President & CEO, commenting on the results for the fourth quarter and the full year 2017 as compared to the prior-year periods said, "We had a solid fourth quarter with revenues up 2% and operating income up 9%. Full-year revenues were up 2%, and more importantly operating income was up 5%. I am especially pleased that growth in our fluid delivery and cardiovascular products more than made up for ongoing customer issues adversely impacting ophthalmic sales. GAAP net income and diluted EPS were both up 55% in the 2017 fourth quarter, and up 33% for the full year.”

Mr. Battat clarified, “Those much higher net income and EPS results were bolstered by significant and non-recurring tax benefits. In the first half of 2017, our tax rate was favorably impacted by the unusual confluence of five years’ worth of employee stock-based compensation exercises. The fourth quarter tax rate was favorably affected even more by the year-end passage of the Tax Cuts and Jobs Act of 2017, which reduced future liabilities on our balance sheet resulting from the accelerated depreciation we took on about $72 million in capital investments made over the last seven years. With this one-time, non-cash item, our effective tax rate for the fourth quarter was a negative 1% as compared to 28% in the prior-year period. For the full year, the collective impact of tax benefits resulted in a rate of 14% compared to 30% in 2016. However, we continue to believe that pretax metrics are the more appropriate measure of our performance.” Mr. Battat added, “As had been the case in the prior seven quarters, we did not engage in open market stock repurchases during the fourth quarter of 2017. Cash and long and short term investments increased by $4.6 million in the quarter, and by $20.7 million for the year, to a total of $74.7 million as of December 31, 2017.”

Commenting on future expectations, Mr. Battat stated, “Following several years of high growth, the Company has been in a steady state for a couple of years while continuing to show our typical high returns on equity.  We anticipate working through this relatively flat period in the next year, returning to progressively higher growth rates as products from the $28 million of investments in research and development over the last five years begin to make it through the lengthy processes of FDA approval and commercial adoption.” Mr. Battat added, “In 2018, while continuing to report uneven quarterly results, we expect the full year to show modest improvements in revenues and pretax income.” Mr. Battat continued, “For the full year, we anticipate an effective federal and state tax rate of 21%, substantially less than the 31% average we experienced over the last 10 years. Ironically, for most 2018 quarters, this new rate will be significantly higher than the sequential quarterly rates experienced in 2017 of 13%, 5%, 32%, and a negative 1%. Understandably, higher tax rates will negatively impact 2018 after tax net income and EPS comparisons to the prior-year periods. We will therefore continue to put the spotlight on results not affected by changes in tax rates.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion’s expectations regarding the Company’s growth in 2018 and following years, quarterly results for 2018, improvements in revenues and pretax income in 2018, after tax net income and EPS in 2018, and the Company’s federal and state effective income tax rate in 2018. Words such as “expects,” “believes,” “anticipates,” “intends,” "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements involve risks and uncertainties.  The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements:  changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company’s ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls.  The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:

Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017 (unaudited)	2016 (unaudited)	2017	2016
Revenues	$34,024	$33,294	$146,595	$143,487
Cost of goods sold	18,001	18,067	75,841	75,857
Gross profit	16,023	15,227	70,754	67,630
Operating expenses	7,730	7,616	29,480	28,504
Operating income	8,293	7,611	41,274	39,126

Investment income	259	134	1,065	448
Other income (expense)	--	--	1	(308)
Income before income taxes	8,552	7,745	42,340	39,266
Income tax benefit (provision)	94	(2,174)	(5,747)	(11,685)
Net income	$8,646	$5,571	$36,593	$27,581

Income per basic share	$4.67	$3.05	$19.82	$15.12

Weighted average basic shares outstanding	1,852	1,825	1,846	1,824

	$4.66	$3.00	$19.71	$14.85
Income per diluted share
Weighted average diluted shares outstanding	1,857	1,859	1,857	1,857

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	Dec. 31,	Dec. 31,
ASSETS	2017	2016

Current assets:
Cash and cash equivalents	$30,136	$20,022
Short-term investments	35,468	24,080
Total cash and short-term investments	65,604	44,102
Accounts receivable	17,076	17,166
Inventories	29,354	29,015
Prepaid expenses and other	3,199	3,181
Total current assets	115,233	93,464

Long-term investments	9,136	9,945

Property, plant and equipment, net	66,369	65,265
Other assets	13,042	13,268

	$203,780	$181,942

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	9,622	9,073
Line of credit	--	--
Other non-current liabilities	9,770	9,881
Stockholders’ equity	184,388	162,988

	$203,780	$181,942